Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of May 18, 2021 (the “Amendment Effective Date”), by and between AudioEye, Inc. (the “Company”) and Carr Bettis (“Executive”).

WHEREAS, Executive and the Company are parties to a July 1, 2015 Executive Employment Agreement (the “Employment Agreement”); and

WHEREAS, the parties wish to amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants, and intending to be legally bound, the parties agree as follows:

1.Section 1 of the Employment Agreement is amended such that the following language is inserted as a separate paragraph immediately before the last paragraph of Section 1:

Additionally, commencing on the Amendment Effective Date and continuing until the first to occur of (a) the date when a Chief Financial Officer commences employment with the Company, (b) the end of the Employment Period, or (c) a date determined by the Board, Executive shall serve as the Company’s principal financial officer and principal accounting officer and, in such role, perform such senior financial and accounting services as the Company may request (the “Additional Services”).

2.Section 4 of the Employment Agreement is deleted and replaced in its entirety with the following:

4.Base Salary.

(a)

For all services to be rendered by Executive pursuant to this Agreement in the Position during the Employment Period, the Company agrees to pay Executive a base salary (the “Base Salary”) at an annual rate of $175,000.  The Company shall pay the Base Salary as follows:

(i)

On its regular pay dates, the Company shall provide a cash payment to Executive based on an annual rate of $36,000, less applicable deductions and withholdings, pursuant to the Company’s regular payroll practices as in effect.

(ii)

The Company shall pay the remainder of the Base Salary ($139,000 annually) on a monthly basis in the form of fully-vested shares of common stock of the Company.  Such payments shall be made pursuant to the AudioEye, Inc. 2020 Equity Incentive Plan or any successor or replacement equity plan adopted by the Board and approved by the stockholders of the Company (the “Plan”).  The number of shares of common stock payable to Executive per month by the Company shall be determined by dividing $11,583 by the 20-

day trailing volume weighted average price (“VWAP”) of the Company’s common stock on the Nasdaq stock market ending on the last trading day of each month, with such amount prorated for any partial months during which Executive so serves.

(b)

For Executive’s provision of the Additional Services, during each month that Executive performs the Additional Services, as an additional component of his Base Salary, the Company shall provide Executive, pursuant to the Plan, effective on the last trading day of the month, such number of shares of common stock of the Company to be determined by dividing $20,000 by the 20-day trailing VWAP of the Company’s common stock on the Nasdaq stock market ending on the last trading day of each month, with such amount prorated for any partial months during which Executive provides the Additional Services.

3.This Amendment shall supersede and replace all prior communications and agreements, formal or informal, concerning the amendment of the Employment Agreement, and this Amendment may not be amended or revised except by written agreement by the Parties.

4.Except as provided herein, the Employment Agreement shall remain unchanged and in full force and effect.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Executive and the Company have caused this Amendment to Executive Employment Agreement to be executed as of the Effective Date.

THE COMPANY	EXECUTIVE

/s/ David Moradi	/s/ Carr Bettis
By: David Moradi	Carr Bettis